EXHIBIT 99.1

News Release

1680 Capital One Drive McLean, VA 22102-3491

FOR IMMEDIATE RELEASE: October 28, 2004

Contact:	Tatiana Stead
Director, External Communications
703-720-2352

Ann Fritz Hackett Joins Capital One Board of Directors;

Experienced Business Leader Fills New Seat as Independent Director

on Capital One’s Board

McLean, Va. – (business Wire) – Oct. 28, 2004 – Capital One Financial Corporation (NYSE:COF) today announced that Ann Fritz Hackett, President of the Horizon Consulting Group, has been appointed to its Board of Directors. Hackett, who will serve on the Board’s Audit and Risk Committee and its Governance and Nominating Committee, will fill a newly created seat on the Board, increasing the number of directors from eight to nine, eight of whom are independent of management. Hackett will be nominated for re-election by Capital One stockholders in April 2005.

“I am delighted that Ann has joined our Board,” said Richard D. Fairbank, Chairman and CEO of Capital One. “She has extensive experience in working with some of the largest and best-known companies in the world. Her expertise and judgment make her a great addition to our Board. She will be a valuable asset to Capital One and a great resource for our executive management team.”

Hackett founded the Horizon Consulting Group in 1990, which provides consumer product and service companies with innovative strategy, human resources and marketing advice. Prior to launching Horizon, Hackett spent 11 years at Strategic Planning Associates, Inc., where she served as vice president and partner in strategy and human resources working, from their offices in Washington, D.C. and London.

Hackett also serves on the board of Woodhead Industries, Inc. and has served on the Board of Trustees at her alma mater, Dartmouth College. Hackett graduated summa cum laude from Dartmouth and received her MBA with distinction from Stanford.

About Capital One

Headquartered in McLean, Virginia, Capital One Financial Corporation (www.capitalone.com) is a holding company whose principal subsidiaries, Capital One Bank and Capital One, F.S.B., offer consumer lending products and Capital One Auto Finance, Inc., offers automobile and other motor vehicle financing products. Capital One’s subsidiaries collectively had 47.2 million accounts and $75.5 billion in managed loans outstanding as of September 30, 2004. Capital One, a Fortune 500 company, is one of the largest providers of MasterCard and Visa credit cards in the world. Capital One trades on the New York Stock Exchange under the symbol “COF” and is included in the S&P 500 index.

Contact:    Capital One Financial Corporation

  Tatiana Stead

  Director, Corporate Media

  703-720-2352

Source:    Capital One Financial Corporation